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                                                                     EXHIBIT 5.1


                                  May 24, 1996



StorMedia Incorporated
390 Reed Street
Santa Clara, California 95050
Attn: William J. Almon

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 23, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,000,000 shares of your Class A Common Stock reserved for issuance under the 1994 Incentive Stock Option Plan, as amended and 175,000 shares of your Class A Common Stock reserved for issuance under the 1995 Employee Stock Purchase Plan, as amended (collectively , the "Shares") (collectively, the "Plans". As legal counsel for StorMedia Incorporated, we have examined the proceedings taken and are familiar with the sale and issuance of the Shares under the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                              Very truly yours,

                                              WILSON, SONSINI, GOODRICH & ROSATI
                                              Professional Corporation